Exhibit 10(b)

FORM OF
ASSET MANAGEMENT AGREEMENT

     THIS ASSET MANAGEMENT AGREEMENT (this “Agreement”) is entered into by and among TIAA-CREF U.S. Real Estate Fund I, L.P., a Delaware limited partnership (the “Fund”), TIAA-CREF USREF I GP, LLC, a Delaware limited liability company and general partner of the Fund (the “General Partner”), and Teachers Advisors, Inc., a Delaware corporation, as asset manager (the “Asset Manager”), and dated as of [________], 2008.

     WHEREAS, the purpose of the Fund is investing in, and engaging in, activities related to acquiring, holding for investment and ultimately disposing of direct and indirect interests in real property, including without limitation office, retail, industrial and multi-family properties, in accordance with the Amended and Restated Limited Partnership Agreement of the Fund, dated as of ___________, 2008 (as it may be amended, restated, supplemented, or otherwise modified from time to time, the “Partnership Agreement”) and related purposes all as set forth in the Partnership Agreement; and

     WHEREAS, the principals and Affiliates of the Asset Manager have substantial experience in the areas of real estate investment acquisition, ownership, financing, management, portfolio management, operation, construction, disposition, capital markets research, financial management and servicing;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

      Section 1. Definitions.

     Capitalized terms used herein and not defined below shall have the meanings set forth in the Partnership Agreement.

      Section 2. Asset Management Services to be Provided to the Fund.

     (a) Subject to the direction and control of the General Partner, the Asset Manager shall have the power, authority and responsibility to cause the Fund to exercise its powers in accordance with the Partnership Agreement, including without limitation, the Fund’s power and authority to do the following:

          (i) participate in formulating an investment strategy and asset allocation framework for the Fund consistent with the Fund’s investment objectives, strategy and guidelines in effect from time to time;

          (ii) research and identify investment opportunities for the Fund consistent with the Fund’s investment objectives, strategy and guidelines;

          (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of Real Estate Assets will be made;

          (iv) provide advice in respect of investments in Real Estate Assets and in other assets which are designed to accomplish the purposes of the Fund in any manner consistent with the Fund’s investment objectives, strategy and guidelines in effect from time to time, including reinvestment of any Net Capital Event Proceeds and Net Operating Cash Flow during the Investment Period and otherwise to the extent permitted by the Partnership Agreement;

          (v) actively oversee and manage the Fund’s investment portfolio for purposes of meeting its investment objectives;

          (vi) provide executive and administrative personnel for the benefit of the Fund;

          (vii) manage the day-to-day affairs of the Fund, including financial accounting and reporting, investor relations, marketing, informational systems and other administrative services on its behalf (including, without limitation, oversight, engagement and retention of independent, non-affiliated third party service providers from time to time);

          (viii) select joint venture and strategic partners, structure corresponding agreements and oversee and monitor these relationships;

          (ix) arrange for the Fund or its subsidiaries to borrow money on a secured or unsecured basis, to finance or refinance its or their Real Estate Assets, and in connection therewith, to secure the same by mortgage, pledge or other lien or encumbrance on any of its their assets, in accordance with the Fund’s investment guidelines in effect from time to time and otherwise in accordance with the Partnership Agreement;

          (x) arrange for the Fund or any subsidiary to act as general or limited partner, member, joint venturer, manager or shareholder of any Entity (including without limitation any REIT Subsidiary or any subsidiaries of a REIT Subsidiary from time to time or any other direct or indirect subsidiaries as may be formed by the Fund from time to time), and to exercise all of the powers, duties, rights and responsibilities associated therewith and take any and all actions necessary, convenient or appropriate as the holder of any such interests or positions;

          (xi) arrange for the Fund to operate, purchase, maintain, finance, improve, sell, own, convey, assign, mortgage, lease, construct, demolish or otherwise dispose of any real property or personal property that may be necessary, convenient or incidental to the purposes of the Fund;

          (xii) invest any funds of the Fund pending distribution or payment of the same pursuant to the provisions of the Partnership Agreement;

          (xiii) arrange for the Fund or any subsidiary to prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Fund and, in connection therewith, execute any extension, renewals or modifications or any mortgage or security agreement securing such indebtedness;

          (xiv) establish reserves on behalf of the Fund or its subsidiaries for capital expenditures, working capital, debt service, taxes, assessments, insurance premiums, repairs, improvements, general maintenance of buildings or for other property or any other expenditures out of the rents, profits or other income received;

          (xv) employ or otherwise engage employees, managers, contractors, advisors and consultants for the Fund or its subsidiaries, and arrange for the payment of reasonable compensation for such services;

          (xvi) arrange for property management and leasing services for the Fund’s equity investments in real properties;

          (xvii) evaluate and advise in respect of securities, consistent with the Fund’s investment objectives, strategy and guidelines as in effect from time to time;

          (xviii) from time to time, or at any time reasonably requested by the General Partner, make reports to the General Partner of the Asset Manager’s performance of services pursuant to this Agreement; and

          (xix) do such other things and engage in such other activities as may be necessary, convenient or advisable with respect to the conduct of the business of the Fund and its subsidiaries as the Asset Manager may deem necessary or appropriate.

     (b) The Asset Manager shall cause (1) all of the Fund’s Real Estate Assets to be appraised by an independent appraiser or appraisers at least on an annual basis (or more often as the Asset Manager, after consultation with independent accountants and other independent advisors for the Fund, reasonably determines) (2) all of the Fund’s Real Estate Assets to be valued by an Affiliate of the Asset Manager on a quarterly basis (with the exception of those Real Estate Assets independently appraised in accordance with subsection (b)(1) above, and (3) an existing appraisal to be updated (either by an independent appraiser or Affiliates of the Asset Manager) at such times as is provided for in the Fund’s valuation guidelines as in effect from time to time.

     (c) In addition to the services described above, the Asset Manager shall consult with the General Partner and shall, at its request, furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund and its subsidiaries.

     (d) The Asset Manager shall be prohibited from taking any action under this Agreement which would violate any provision of the Partnership Agreement.

     (e) In the performance of its duties under this Agreement, the Asset Manager shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder; (ii) the applicable provisions of the Employee Retirement Income

Security Act of 1974, as amended, and the rules and regulations thereunder; (iii) any other applicable provisions of law; and (iv) any policies and determinations of the General Partner on behalf of the Fund.

      Section 3. Compensation and Reimbursement of Expenses.

     In consideration of all of the services provided or caused to be provided by the Asset Manager hereunder, the Fund or its subsidiaries shall be obligated to pay to the Asset Manager an Asset Management Fee and an Acquisition Fee as follows:

     (a) On a quarterly basis, the Fund shall remit or cause to be remitted to the Asset Manager an Asset Management Fee, as provided in the Partnership Agreement, equal to an annual rate of 1.25% of the Fund’s gross asset value. The Asset Management Fee shall be paid quarterly in arrears no later than the 15th day of the month following the end of each calendar quarter and shall be prorated for any partial calendar quarter.

     (b) The Fund shall remit or cause to be remitted to the Asset Manager an Acquisition Fee, as provided in the Partnership Agreement, in connection with the evaluation, investigation, negotiation, selection and purchase of each Real Estate Asset, equal to 0.50% of the aggregate purchase price (including the amount of indebtedness actually incurred in connection with the acquisition of such Real Estate Asset) paid by the Fund (or any REIT Subsidiary or Non-REIT Subsidiary) for such Real Estate Asset.

     In addition, the Asset Manager shall be reimbursed, at cost (but without accrued or implied interest), on a timely basis and in any event as soon as practicable, for any costs, expenses or outlays it has made up and through the date of this Agreement, and, from and after the date of this Agreement, those costs, expenses or outlays it makes from time to time on behalf of the Fund, any subsidiary thereof or the General Partner to the extent such costs, expenses or outlays are properly attributable to the Fund in accordance with the terms of the Partnership Agreement, including, without limitation, Organizational Expenses, provided that the Asset Manager will (i) pay or reimburse Organizational Expenses in excess of $1,250,000 and (ii) bear all costs and expenses of its employees and any of its overhead incurred in connection with its duties hereunder.

      Section 4. Portfolio Transactions and Brokerage.

     The Asset Manager is authorized, for the purchase and sale of the Fund’s portfolio securities, to employ such securities dealers as will, in the judgment of the Asset Manager, effect the securities transactions of the Fund in a manner deemed by the Asset Manager fair and reasonable to the Fund. The primary considerations for the Asset Manager in selecting the manner of executing securities transactions for the Fund will be prompt execution of orders, the size and breadth of the market for the security, the reliability, integrity and financial condition and execution capability of the firm, the size and difficulty in executing the order and the best net price. Consistent with this policy, the Asset Manager is authorized to direct the execution of the Fund’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Asset Manager to be useful or valuable to the performance of its investment advisory and management functions for the Fund. Notwithstanding the foregoing, any “soft dollar” arrangements will comply with Section 28(e) of the Securities Exchange Act of 1934, as amended.

      Section 5. Services for Others.

     (a) The Fund recognizes that the Asset Manager and its Affiliates now render and may continue to render investment advice and other services to other investment accounts or Entities (which may or may not invest in Real Estate Assets) which may or may not have investment objectives and policies the same as or substantially similar to those of the Fund, and that the Asset Manager and its Affiliates acquire, develop, own and manage Real Estate Assets for their own accounts and for the accounts of other investment accounts and Entities and will continue to do so in the future. It is understood that the Asset Manager and any of its Affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons which may have investment objectives and policies similar to those followed by the Asset Manager with respect to the assets held from time to time by the Fund, and which may own securities of the same class, or which are the same type, as the assets held from time to time by the Fund, and that the Asset Manager and its Affiliates may receive fees and other compensation for services of any kind or nature rendered by any of them, and neither the Fund, any of its subsidiaries nor any of their respective owners will have any interest therein or claim thereto. The Asset Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those recommended or effected with respect to the Real Estate Assets purchased, held or sold from time to time by the Fund and its subsidiaries.

     (b) When a particular Real Estate Asset would be appropriate for the Fund, on the one hand, and the Asset Manager, its Affiliates or one or more other investment accounts or Entities advised or managed by the Asset Manager or its Affiliates, on the other hand, the Asset Manager will determine which investment account or Entity (including the Fund) will purchase such Real Estate Asset and, if applicable, how much of such Real Estate Asset such investment account or Entity will purchase, based upon the then applicable investment allocation policy of the Asset Manager. The Asset Manager shall at all times keep the General Partner apprised of the Asset Manager’s investment allocation policy, including advising the General Partner promptly of any changes or modifications to such policy. Further, the Asset Manager shall develop, adopt and maintain procedures and policies with respect to transactions between the Fund (on the one hand) and Affiliates of the Asset Manager and General Partner (on the other hand), including, without limitation, transactions involving (i) Affiliates of the Asset Manager and General Partner serving as a lender as to a Real Estate Asset purchased by the Fund, and (ii) the sale of Real Estate Assets, including, without limitation, equity and debt interests in Portfolio Companies. The Asset Manager, the General Partner and the Fund acknowledge that the Asset Manager’s Form ADV (as filed with the U.S. Securities and Exchange Commission and as amended and in effect from time to time) may govern the Asset Manager’s procedures and policies with respect to such affiliated transactions. The Asset Manager shall keep the General Partner apprised of any such procedures and policies that are so adopted and, following adoption, advise the General Partner promptly of any changes or modifications to any such procedures and policies (whether in writing or otherwise and whether governed by the Form ADV or not).

      Section 6. Term; Termination.

     (a) General. This Agreement shall commence on the date first set forth above and shall continue in force for a term of one year. Such term shall automatically renew for successive one-year periods unless written notice is provided to either the Asset Manager, on the one hand, or the Fund and the General Partner, on the other hand, of the desire so not to renew, such notice having been provided not less than 60 days prior to the anniversary date for the next renewal. Notwithstanding the foregoing, (i) either the Fund and the General Partner, on the one hand, or the Asset Manager on the other hand, may terminate this Agreement upon written notice to the counterparty not less than 60 days in advance of the specified termination date, and (ii) in the event Limited Partners holding a majority of the Voting Power vote or otherwise Consent to a termination, this Agreement shall terminate 60 days after such vote or Consent, and, the General Partner shall give prompt written notice of such vote or Consent to the Asset Manager.

     (b) Cause: The Asset Manager shall be removed, and this Agreement shall terminate immediately:

          (i) if the Asset Manager is wound up or dissolved or there is appointed over it or a substantial part of its assets a receiver, administrator, administrative receiver, trustee or similar officer; or the Asset Manager (A) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (B) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Asset Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Asset Manager and continue undismissed for 60 days or any such appointment is ordered by a court or regulatory body having jurisdiction; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency or dissolution, or authorizes such application or consent, or proceedings to such end are instituted against the Asset Manager without such authorization, application or consent and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency or the issuance of an order for such relief; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order (if promptly contested in good faith) remains undismissed for 60 days,

          (ii) upon the occurrence of an act by the Asset Manager that constitutes fraud or criminal activity in the performance of its obligations under this Agreement or the Asset Manager being indicted for a criminal offense materially related to the Asset Manager’s primary business,

          (iii) upon any willful violation by the Asset Manager in any respect of any provision of this Agreement applicable to it, or

     (iv) if the Asset Manager has committed a material breach of its obligations under this Agreement which is not cured within 30 days of such breach, or is of the type of material breach which is incapable of being cured.

     (c) This Agreement shall automatically terminate upon the dissolution and completion of the winding up of the Fund as provided for in the Partnership Agreement.

     (d) Any termination of this Agreement shall not affect the rights or obligations of the parties arising out of the performance of this Agreement prior to such termination, including without limitation, the payment of fees and reimbursements to the Asset Manager accruing prior to such termination.

     (e) Upon any termination of this Agreement, the Asset Manager shall cooperate with the Fund and the General Partner by transferring all documents relating to the Fund in its possession to the Fund or the General Partner, or to a new asset manager selected by the Fund and the General Partner and indicated in writing to the Asset Manager.

      Section 7. Custody of Securities and Bank Accounts.

     (a) The Fund will engage one or more independent, third-party financial institutions acceptable to the Asset Manager (each a “Custodian”), to hold any funds, portfolio securities or other investments as may be required by Rule 204(4)-2 under the Advisers Act (“Custodial Assets”). The Fund hereby represents that each such Custodian has agreed to act as a custodian for the Fund in accordance with the Asset Manager’s instructions. Except as otherwise agreed, title to all Custodial Assets shall be held in the name of the Fund or a subsidiary, provided that for convenience in buying, selling and exchanging Custodial Assets, title to such assets may be held in the name of a Custodian, or its nominee. The Fund shall instruct each Custodian to (i) periodically advise the Asset Manager as to the amount of cash or cash equivalents available for investment in the Fund’s account; (ii) carry out all investment transactions as may be directed, in writing, by the Asset Manager; and (iii) confirm all completed transactions, in writing, to the Asset Manager. The Asset Manager shall have authority to instruct each Custodian to: (A) pay cash for Custodial Assets delivered the Custodian for the Fund’s account, (B) deliver Custodial Assets against payment for such account, and (C) transfer Custodial Assets (including cash) to such brokerage accounts as the Asset Manager may designate for collateral or margin purposes. The Asset Manager shall not have the authority to cause the Fund to deliver Custodial Assets, or pay cash to the Asset Manager other than payment of compensation or reimbursements provided for in this Agreement. Each Custodian shall be a “qualified custodian” as defined by Rule 206(4)-2 under the Advisers Act. The Fund agrees to notify the Asset Manager, in writing, of any material changes with respect to a Custodian, and to provide the Asset Manager with reasonable prior notice of any intention to appoint an additional or successor Custodian. The Fund understands and agrees that: (1) neither the Asset Manager nor any of its Affiliates will, at any time, have custody of, or physical control over, or otherwise handle any physical or other indicia of ownership with respect to any Custodial Assets, and (2) under no circumstances shall the Asset Manager be held responsible for or assume any liability with respect to the Fund’s custody arrangements or the acts, omissions or conduct of any Custodian. The Fund agrees to instruct each Custodian to provide the Asset Manager with copies of all periodic account statements that are provided to the Fund with respect to each relevant account maintained by that Custodian on behalf of the Fund no less frequently than quarterly. Such periodic account statements shall include, at minimum, the amounts of each security and all funds in such account at the end of the applicable period and all transactions in such account during that period. Nothing in this Section 7 shall prohibit (x) the Asset Manager from directly billing the Fund’s account(s) for compensation or reimbursements due under this Agreement in accordance with the Advisers Act and related Rule 206(4)-2 or other applicable law or the Asset Manager or any Affiliate from serving in a role with the Fund which would cause the Asset Manager to be deemed to have “custody” of the Fund’s Custodial Assets for purposes of Rule 206(4)-2.

     (b) The Asset Manager may establish and maintain one or more bank accounts in its own name or in the name of the Fund or any subsidiary thereof, and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Fund or any subsidiary thereof. However, the Asset Manager shall not commingle any of the funds in such account with those of the Asset Manager or of other investment accounts or Entities managed or advised by the Asset Manager. Further, the Asset Manager shall, from time to time, render to the General Partner and the independent accountants of the Fund a complete accounting of such collections and disbursements.

      Section 8. Information Furnished to the Asset Manager.

     The General Partner shall at all times keep the Asset Manager fully informed concerning the investment objectives, policies and guidelines and the capitalization policies of the Fund and the intentions of the Fund concerning its future activities and investments. The Fund shall furnish the Asset Manager with a copy of all financial statements, a copy of each report prepared by independent registered public accountants and such other information with regard to the Fund’s affairs as the Asset Manager may from time to time reasonably request.

      Section 9. No Assignment.

           Without the written consent of the Fund and the General Partner, the Asset Manager shall not assign (within the meaning of the Advisers Act) or delegate its responsibilities, rights and obligations under this Agreement, in whole or in part, provided, however, that, subject to all requirements of applicable law, the Asset Manager may assign and delegate its responsibilities, rights and obligations under this Agreement to another direct or indirect wholly owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA”) that, at the time of such proposed assignment and delegation, performs substantially similar functions for other TIAA accounts and investment vehicles (a “Permitted Assignment”). Any Permitted Assignment or assignment consented to by the Fund and the General Partner in accordance with the terms hereof shall bind the assignee hereunder in the same manner as the Asset Manager is bound prior to such assignment and delegation. The responsibilities, rights and obligations of the Fund and the General Partner under this Agreement may not be assigned or delegated without the prior written consent of the Asset Manager.

      Section 10. Representations.

     (a) Representations by the Asset Manager. The Asset Manager represents, warrants and covenants to the Fund and the General Partner that (i) it has all requisite power and authority to enter into this Agreement and that when executed and delivered by the Asset Manager this Agreement will constitute the valid and binding obligation of the Asset Manager enforceable against the Asset Manager in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally and equitable principles, (ii) it is validly existing as a corporation in the State of Delaware, and (iii) the personnel of the Asset Manager are individuals experienced in analyzing, supervising and administering real estate and real estate related assets of the nature contemplated by this Agreement.

     (b) Representations by the Fund and General Partner. Each of the Fund and the General Partner represents and warrants to the Asset Manager that it has all requisite power and authority to enter into this Agreement and that when executed and delivered by the Fund and the General Partner, this Agreement will constitute the valid and binding obligation of each of the Fund and the General Partner enforceable against each such party in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally and equitable principles.

      Section 11. Limitation on Liability and Indemnity.

     The terms and conditions of Article 12 of the Partnership Agreement are hereby incorporated by reference. The Fund understands that certain provisions of this Agreement, including, but not limited to, the limitations on liability and indemnification provisions set forth in Article 12 of the Partnership Agreement, may serve to limit the potential liability of the Asset Manager and has had the opportunity to consult with the Asset Manager as well as the Fund’s other professional advisers or legal counsel as to the effect of these provisions. The Fund further understands that certain federal and state securities laws, including, but not limited to, the Advisers Act, may impose liability or allow for legal remedies even where the Asset Manager has acted in good faith and that the rights under those laws may be non-waivable. Nothing in this Agreement shall, in any way, constitute a waiver or limitation by the Fund of any rights which may not be so waived or limited in accordance with applicable law.

      Section 12. Notices.

     Unless expressly provided otherwise herein, any notice, demand or request given under this Agreement shall be given in writing, and shall be made by personal delivery or sent by United States registered or certified mail, postage prepaid, return receipt requested or sent by a nationally recognized overnight courier service, addressed as follows:

(a)	If to the Fund:

TIAA-CREF U.S. Real Estate Fund I, L.P. c/o TIAA-CREF USREF I GP, LLC 730 Third Avenue New York, New York 10017

Facsimile: ___________ Attention: ___________

(b)	If to the Asset Manager:

Teachers Advisors, Inc. 730 Third Avenue New York, New York 10017

Facsimile: ___________ Attention: ___________

(c)	If to the General Partner:

TIAA-CREF USREF I GP, LLC 730 Third Avenue New York, New York 10017

Facsimile: ___________ Attention: ___________

     or to such other address as such party may designate in writing mailed to the other parties as provided herein.

      Section 13. Costs and Expenses.

     Except as may otherwise be agreed in writing, the costs and expenses (including the fees and disbursements of counsel and accountants) incurred by each party in connection with the negotiation and preparation of and the execution of this Agreement, and all matters incident thereto, shall be borne by such party.

Section 14. Miscellaneous.

     (a) In the event of any inconsistency between the provisions of this Agreement and the provisions of the Partnership Agreement, the provisions of the Partnership Agreement shall control.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

     (c) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF A LAW OF A JURISDICTION OTHER THAN NEW YORK).

     (d) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may not be modified, waived or terminated orally, and any amendment, modification and waiver requires the consent of each party to this Agreement.

     (e) The Fund and the Asset Manager are not partners or joint venturers with each other, and nothing herein contained shall be construed so as to make them partners or joint venturers, or impose any liability as such on either of them or their Affiliates.

     (f) Each provision of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provision shall be stricken from this Agreement and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

     (g) Except as otherwise specifically provided herein, including pursuant to Section 11 of this Agreement, the provisions of this Agreement shall not be construed for the benefit of any third party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FUND:
TIAA-CREF U.S. REAL ESTATE FUND I, L.P.
By: TIAA-CREF USREF I GP, LLC
its General Partner
By: ____________________________________
Name:
Title:

GENERAL PARTNER:
TIAA-CREF USREF I GP, LLC
By: ____________________________________
Name:
Title:

ASSET MANAGER:
TEACHERS ADVISORS, INC.
By:____________________________________
Name:
Title: